Exhibit 107
Calculation of Filing Fee Tables

FORM S-3 ASR
(Form Type)

CHESAPEAKE ENERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-	-	-
	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	9,442,185(1)	$78.26(2)(3)	$738,945,398.10(3)	$0.0000927	$68,500.24(4)
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$738,945,398.10		$68,500.24
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$68,500.24

(1)
Pursuant to Rule 416(a) under the Securities Act, the common stock being registered for the selling shareholders named herein includes such indeterminate number of shares of common stock as may be issuable as a result of stock splits, share dividends or similar transactions.

(2)
With respect to the offering of common stock by the selling shareholders named herein, the proposed maximum offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such securities.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average high and low sale prices for our common stock on March 18, 2022 as reported on the Nasdaq Stock Market LLC.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.